EXHIBIT 4.2

NEITHER THE SECURITY EVIDENCED HEREBY NOR THE SHARES OF COMMON STOCK UNDERLYING SUCH SECURITY HAVE BEEN  REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR (B) PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. IN ADDITION, THIS SECURITY MAY BE OFFERED AND SOLD IN AN OFFSHORE TRANSACTION COMPLYING WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT.  NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

PALATIN TECHNOLOGIES, INC.

SERIES F 2015 WARRANT TO PURCHASE         SHARES
OF COMMON STOCK

Series F 2015 Warrant No. ____________

THIS WARRANT (this “Warrant”) certifies that, for value received, [               ] and its assignees are entitled to subscribe for and purchase _____ shares (as adjusted pursuant to Section 4 hereof, the “Shares”) of the fully paid and nonassessable common stock, par value $0.01 per share, (the “Common Stock”) of PALATIN TECHNOLOGIES, INC., a Delaware corporation (the “Company”), at a price per Share, equal to $0.91(such price and such other price as shall result, from time to time, from the adjustments specified in Section 4 hereof is herein referred to as the “Warrant Price”), subject to the provisions and upon the terms and conditions hereinafter set forth.  As used herein, the term “Date of Grant” shall mean July 2, 2015.  Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in that certain Securities Purchase Agreement (the “Purchase Agreement”) dated as of July 2, 2015, by and among the Company and each purchaser identified therein.

1. Term.  The purchase right represented by this Warrant is exercisable, in whole or in part, at any time and from time to time from the Date of Grant through the date that is the five (5) year anniversary of the Date of Grant (the “Term”).

2. Method of Exercise; Payment; Issuance of New Warrant.  Subject to Section 1 hereof, the purchase right represented by this Warrant may be exercised by the holder hereof, in whole or in part and from time to time, at the election of the holder hereof, by (a) the surrender of this Warrant (with a notice of exercise substantially in the form attached hereto as Exhibit A duly completed and executed) at the principal office of the Company and by the payment to the Company, by certified or bank check or by wire transfer to an account designated by the Company (a “Wire Transfer”), of an amount equal to the then applicable Warrant Price multiplied by the number of Shares then being purchased; (b) if in connection with a registered public offering of Common Stock, which offering includes shares of Common Stock held by the holder of this Warrant, the surrender of this Warrant (with a notice of exercise in the form attached hereto as Exhibit A duly completed and executed) at the principal office of the Company together with notice of arrangements, reasonably satisfactory to the Company, for payment to the Company, either by certified or bank check or by Wire Transfer, from the proceeds of the sale of shares of Common Stock to be sold by the holder of this Warrant in such public offering of an amount equal to the then applicable Warrant Price multiplied by the number of Shares then being purchased; or (c) exercise of the “net issuance” right provided for in Section 10.2 hereof.  The Person or Persons in whose name(s) any certificate(s) representing the Shares have been issued, or will be issued after the exercise of this Warrant, shall be deemed to have become the holder(s) of record, and shall be treated for all purposes as the record holder(s), of the Shares represented thereby (and such Shares shall be deemed to have been issued) immediately prior to the close of business on the date or dates upon which this Warrant is exercised and payment is made for such Shares.  In the event of any exercise of the rights represented by this Warrant, certificates for the Shares so purchased shall be delivered to the holder hereof as soon as practicable and in any event within thirty (30) days after such exercise and, unless this Warrant has been fully exercised or expired, a new Warrant representing the portion of the Shares, if any, with respect to which this Warrant shall not then have been exercised shall also be issued to the holder hereof as soon as practicable and in any event within such thirty (30) -day period; provided, however, if at the time of such exercise the Company is subject to the reporting requirements of the Exchange Act, if requested by the holder of this Warrant, the Company shall use reasonable efforts to cause the Transfer Agent to deliver the certificate(s) representing the Shares issued upon exercise of this Warrant to a broker or other Person (as directed by the holder exercising this Warrant) within the time period required to settle any trade made by the holder after exercise of this Warrant.

3. Stock Fully Paid; Reservation of Shares.  All Shares that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance pursuant to the terms and conditions herein, be duly authorized, validly issued, fully paid and nonassessable, and free from all preemptive rights and taxes, liens and charges with respect to the issue thereof.  During the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized, and reserved, for the purpose of the issuance of Shares, a sufficient number of shares of its Common Stock to provide for the exercise of the rights represented by this Warrant.

4. Adjustment of Warrant Price and Number of Shares.  The number and kind of securities purchasable upon the exercise of this Warrant and the Warrant Price shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

(a) Reclassification or Merger.  In case of any reclassification or similar change with respect to the Shares (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), or in case of any merger of the Company with or into another entity (other than a merger with another entity in which the Company is the acquiring and the surviving entity and which does not result in any reclassification or change of outstanding securities issuable upon exercise of this Warrant), the Company, or such successor entity, as the case may be, shall duly execute and deliver to the holder of this Warrant a new Warrant (in form and substance reasonably satisfactory to the holder of this Warrant), so that the holder of this Warrant shall have the right to receive upon exercise of the new Warrant, at a total purchase price not to exceed that payable upon the exercise of the unexercised portion of this Warrant, and in lieu of Shares, the kind and amount of shares of stock, other securities, money or property receivable upon such reclassification, change or merger equal to the number of Shares then purchasable under this Warrant.  Any new Warrant shall provide for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 4.  The provisions of this Section 4(a) shall similarly apply to successive reclassifications, changes and mergers.

(b) Subdivision or Combination of Shares.  If the Company, at any time while this Warrant remains outstanding and unexpired, shall subdivide or combine its outstanding shares of Common Stock, the Warrant Price shall be proportionately decreased and the number of Shares issuable hereunder shall be proportionately increased in the case of a subdivision and the Warrant Price shall be proportionately increased and the number of Shares issuable hereunder shall be proportionately decreased in the case of a combination.

(c) Stock Dividends and Other Distributions.  If the Company at any time while this Warrant is outstanding and unexpired shall (i) pay a dividend with respect to its outstanding shares of Common Stock, which dividend is payable in shares of Common Stock, then the Warrant Price shall be adjusted, effective as of the date immediately following the record date fixed for the determination of shareholders entitled to receive such dividend or distribution, to that price determined by multiplying the Warrant Price in effect immediately prior to such record date by a fraction of which the numerator shall be the total number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately prior to such dividend or distribution and the denominator shall be the total number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately after such dividend or distribution; or (ii) make any other distribution with respect to shares of Common Stock (except any distribution specifically provided for in Sections 4(a) and 4(b)), then, in each such case, provision shall be made by the Company such that the holder of this Warrant shall receive, upon exercise of this Warrant, a proportionate share of any such dividend or distribution as though it were the holder of the Shares as of the record date fixed for the determination of the shareholders of the Company entitled to receive such dividend or distribution.

(d)           Adjustment of Number of Shares.  Upon each adjustment in the Warrant Price required pursuant to Section 4(c) above, the number of Shares purchasable hereunder shall be adjusted, to the nearest whole share, to the product obtained by multiplying the number of Shares purchasable immediately prior to such adjustment in the Warrant Price by a fraction, the numerator of which shall be the Warrant Price immediately prior to such adjustment and the denominator of which shall be the Warrant Price immediately thereafter.

5. Notice of Adjustments.  Whenever the Warrant Price or the number of Shares purchasable hereunder is adjusted pursuant to Section 4 hereof, the Company shall deliver to the holder of this Warrant a certificate, signed by its chief financial officer and setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the Warrant Price and the number of Shares purchasable hereunder after giving effect to such adjustment. Copies of which such certificate shall be mailed (without regard to Section 13 hereof, by first class mail, postage prepaid) to such holder.

6. Fractional Shares.  No fractional shares of Common Stock will be issued in connection with any exercise hereunder, but in lieu of such fractional shares the Company shall make a cash payment therefor based on the fair market value (as mutually determined by the Company and the holder) of the Common Stock on the date of exercise/in an amount equal to such fraction multiplied by the Warrant Price.

7. Compliance with Securities Act; Disposition of Warrant or Shares of Common Stock.

(a) Compliance with Securities Act.  The holder of this Warrant, by acceptance hereof, agrees that this Warrant and the Shares to be issued upon exercise hereof are being acquired for investment and that such holder will not offer, sell or otherwise dispose of this Warrant, or any such Shares, except under circumstances which will not result in a violation of the Securities Act of 1933, as amended (the “Act”) or any applicable state securities laws.  Upon exercise of this Warrant, unless the Shares being acquired are registered under the Act and any applicable state securities laws or an exemption from such registration is available, the holder hereof shall confirm in writing that the Shares so purchased are being acquired for investment and not with a view toward distribution or resale in violation of the Act and shall confirm such other matters related thereto as may be reasonably requested by the Company.  This Warrant and all Shares (unless registered under the Act and any applicable state securities laws) shall be stamped or imprinted with a legend in substantially the following form:

“THIS SECURITY HAS NOT BEEN  REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR (B) PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. IN ADDITION, THIS SECURITY MAY BE OFFERED AND SOLD IN AN OFFSHARE TRANSACTION COMPLYING WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT.  NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES..”

Said legend shall be removed by the Company, upon the written request of the holder of this Warrant or the Shares, as applicable, at such time as the restrictions on the transfer of the applicable security shall have terminated.  In addition, in connection with the issuance of this Warrant, the holder specifically represents to the Company by acceptance of this Warrant as follows:

(1) The holder is aware of the Company’s business affairs and financial condition, and has acquired information about the Company sufficient to reach an informed and knowledgeable decision to acquire this Warrant.  The holder is acquiring this Warrant, and will acquire any Shares, for its own account for investment purposes only and not with a view to, or for the resale in connection with, any “distribution” thereof in violation of the Act.

(2) The holder understands that neither this Warrant nor the Shares have been registered under the Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the holder’s investment intent as expressed herein.

(3) The holder further understands that this Warrant and the Shares must be held indefinitely unless subsequently registered under the Act and qualified under any applicable state securities laws, or unless exemptions from registration and qualification are otherwise available.  The holder is aware of the provisions of Rule 144.

(4) The holder is (i) an “accredited investor” as defined in Rule 501 under the Act or (ii) a “qualified institutional buyer” as defined in Rule 144A under the Act (“Rule 144A”) or a “large institutional accredited investor.”

(b) Disposition of Warrant or Shares.  With respect to any offer, sale or other disposition of this Warrant or any Shares prior to registration of such Warrant or Shares, the holder hereof agrees to give written notice to the Company prior thereto, describing briefly the manner thereof, together with a written opinion of such holder’s counsel, or other evidence reasonably satisfactory to the Company, to the effect that such offer, sale or other disposition may be effected without registration or qualification (under the Act as then in effect or any federal or state securities law then in effect (any such laws “Applicable Law”)) of this Warrant or the Shares and indicating whether or not certificates for this Warrant or the Shares to be sold or otherwise disposed of require any restrictive legend as to applicable restrictions on transferability in order to ensure compliance with Applicable Law.  Upon receiving such written notice and reasonably satisfactory opinion or other evidence, the Company, as promptly as practicable but no later than fifteen (15) days after receipt of the written notice, shall notify such holder that such holder may sell or otherwise dispose of this Warrant or such Shares, all in accordance with the terms of the notice delivered to the Company.  If a determination has been made pursuant to this Section 7(b)

that the opinion of counsel for the holder, or such other evidence as was provided, is not reasonably satisfactory to the Company, the Company shall so notify the holder promptly with details thereof after such determination has been made.  Notwithstanding the foregoing, this Warrant or such Shares may, as to federal securities laws, be offered, sold or otherwise disposed of in accordance with Rule 144 or Rule 144A, provided that the Company shall have been furnished with such information as the Company may reasonably request to provide reasonable assurance that the provisions of Rule 144 or Rule 144A, as applicable, have been satisfied.  Each certificate representing this Warrant or the Shares thus transferred (except a transfer pursuant to Rule 144 or Rule 144A) shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with Applicable Law, unless in the aforesaid opinion of counsel for the holder, such legend is not required in order to ensure compliance with Applicable Law.  The Company may issue stop transfer instructions to the Transfer Agent in connection with such restrictions.

(c) Applicability of Restrictions.  Neither the restrictions of any legend described in this Warrant nor the requirements of Section 7(b) above shall apply to any transfer of, or grant of a security interest in, this Warrant (or the Shares) or any part hereof (or thereof) (i) to a partner of the holder if the holder is a partnership or to a member of the holder if the holder is a limited liability company, (ii) to a partnership of which the holder is a partner or to a limited liability company of which the holder is a member, (iii) to any Affiliate of the holder, (iv) notwithstanding the foregoing, to any corporation, company, limited liability company, limited partnership, partnership, or other Person managed or sponsored by [Baker Bros. Advisors LP][QVT Associates GP LLC] or in which [Baker Bros. Advisors LP][QVT Associates GP LLC] has an interest, or (v) to any of the holder’s lenders or a lender to any of the foregoing; provided, however, in any such transfer, if applicable, the transferee shall, on the Company’s request, agree in writing to be bound by the terms of this Warrant as if an original holder hereof.

8. Rights as Shareholders; Information.  No holder of this Warrant, as such, shall be entitled to vote or receive dividends or be deemed the holder of Common Stock which may at any time be issuable upon the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon the holder of this Warrant, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to receive notice of meetings, or, subject to the terms of this Warrant, to receive dividends or subscription rights or otherwise until this Warrant shall have been exercised and the Shares shall have become deliverable, as provided herein.  Notwithstanding the foregoing, the Company will transmit to the holder of this Warrant such information, documents and reports as are generally distributed to the holders of Common Stock concurrently with the distribution thereof to the shareholders.

9. [Reserved.]

10. Additional Rights.

10.1           Acquisition Transactions.  The Company shall, to the extent not prohibited by contract or applicable law, provide the holder of this Warrant with at least twenty (20) days’ written notice prior to closing thereof of the terms and conditions of any of the following transactions (to the extent the Company has notice thereof): (i) the sale, lease, exchange, conveyance or other disposition of all or substantially all of the Company’s property or business, or (ii) its merger into or consolidation with any other corporation (other than a wholly-owned subsidiary of the Company), or any transaction (including a merger or other reorganization) or series of related transactions, in which more than 50% of the voting power of the Company is disposed of.

10.2           Right to Convert Warrant into Stock:  Net Issuance.

(a) Right to Convert.  In addition to and without limiting the rights of the holder of this Warrant under the terms of this Warrant, the holder of this Warrant shall have the right to convert this Warrant or any portion thereof (the “Conversion Right”) into Shares as provided in this Section 10.2 at any time or from time to time during the Term.  Upon exercise of the Conversion Right with respect to a particular number of Shares (the “Converted Warrant Shares”), the Company shall deliver to the holder of this Warrant (without payment by such holder of any exercise price or any cash or other consideration) that number of Shares as is determined according to the following formula:

(A x B) - (A x C)
                             B

Where: A =	the total number of shares with respect to which this Warrant is then being exercised;

B =	the Weighted Average Price of the shares of Common Stock on the Trading Day immediately preceding the date of the notice of exercise; and

C =	the Warrant Price then in effect for the applicable Warrant Shares at the time of such exercise.

No fractional shares shall be issuable upon exercise of the Conversion Right, and, if the number of shares to be issued determined in accordance with the foregoing formula is other than a whole number, the Company shall pay to the holder Company shall pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Warrant Price.  For purposes of Section 10 of this Warrant, shares issued pursuant to the Conversion Right shall be treated as if they were issued upon the exercise of this Warrant.

“Weighted Average Price” as used herein, shall mean, for any security as of any date, the dollar volume-weighted average price for such security on the NYSE MKT during the period beginning at 9:30:01 a.m., New York City time (or such other time as the NYSE MKT publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York City time (or such other time as the NYSE MKT publicly announces is the official close of trading), as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York City time (or such other time as such market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York City time (or such other time as such market publicly announces is the official close of trading), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by the OTC Markets.  If the Weighted Average Price cannot be calculated for such security on such date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the holder.  If the Company and the holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 16 with the term “Weighted Average Price” being substituted for the term “Warrant Price”.  All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or other similar transaction during the applicable calculation period.

(b) Method of Exercise.  The Conversion Right may be exercised by the holder of this Warrant by the surrender of this Warrant at the principal office of the Company together with a written statement (which may be in the form of Exhibit A hereto) specifying that such holder thereby intends to exercise the Conversion Right and indicating the number of Converted Warrant Shares being surrendered in connection with the exercise of the Conversion Right.  Such conversion shall be effective upon receipt by the Company of this Warrant together with the aforesaid written statement, or on such later date as is specified therein (the “Conversion Date”), and, at the election of the holder hereof, may be made contingent upon the closing of the sale of the Company’s Common Stock to the public in a public offering pursuant to a registration statement under the Act (a “Public Offering”).  Certificates for the Converted Warrant Shares and, if applicable, a new warrant evidencing the balance of the Shares available for issuance, shall be issued as of the Conversion Date and shall be delivered to the holder within thirty (30) days following the Conversion Date; provided, however, if requested by the holder of this Warrant, the Company shall use reasonable efforts to cause the Transfer Agent to deliver the certificate representing the Converted Warrant Shares to a broker or other Person (as directed by the holder exercising this Warrant) within the time period required to settle any trade made by the holder after exercise of this Warrant.

10.3           Exercise Prior to Expiration. To the extent this Warrant is not previously exercised as to all of the Shares subject hereto, and if the Weighted Average Price of one share of Common Stock is greater than the Warrant Price then in effect, this Warrant shall be deemed automatically exercised pursuant to Section 10.2 above (even if not surrendered) immediately before its expiration.  To the extent this Warrant or any portion thereof is deemed automatically exercised pursuant to this Section 10.3, the Company agrees to promptly notify the holder hereof of the number of Shares, if any, the holder hereof is to receive by reason of such automatic exercise, to the extent not prohibited pursuant to Section 11.

11.           Beneficial Ownership Limitation on Exercises. The Company shall not effect the exercise of any portion of this Warrant, and the holder shall not have the right to exercise any portion of this Warrant, if (and then only to the extent that), after giving effect to such exercise, such holder together with the other Attribution Parties (as defined below) collectively would beneficially own in excess of 9.99%, in the case of the QVT Purchasers, or 4.99%, in the case of the Baker Brothers Purchasers, (such percentage cap, the “Maximum Percentage”) of the shares of Common

Stock outstanding immediately after giving effect to such exercise.  For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by the holder and the other Attribution Parties shall include the number of shares of Common Stock held by the holder and all other Attribution Parties plus the number of Shares with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (i) exercise of the remaining, unexercised portion of this Warrant beneficially owned by the holder or any other Attribution Party and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any convertible notes or convertible preferred stock or warrants, including these Series F 2015 Warrants) beneficially owned by the holder or any other Attribution Party subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 11.  For purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act.  For purposes of determining the number of Shares the holder may acquire upon the exercise of this Warrant without exceeding the Maximum Percentage, the holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the Securities and Exchange Commission, as the case may be, (2) a more recent public announcement by the Company or (3) any other written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding (the “Reported Outstanding Share Number”).  If the Company receives a notice of exercise from a holder at a time when the actual number of outstanding shares of Common Stock is less than the Reported Outstanding Share Number, the Company shall (i) notify such holder in writing of the number of shares of Common Stock then outstanding and, to the extent that the issuance of Shares stated in the notice of exercise would otherwise cause the holder’s beneficial ownership, as determined pursuant to this Section 11, to exceed the Maximum Percentage, the holder must notify the Company of a reduced number of Shares to be purchased pursuant to such notice of exercise (the number of shares by which such purchase is reduced, the “Reduction Shares”) and (ii) as soon as reasonably practicable, return to the holder any exercise price paid by the holder for the Reduction Shares.  For any reason at any time, upon the written or oral request of the holder, where such request indicates that it is being made pursuant to this Warrant, the Company shall, within two (2) Trading Days, confirm orally and in writing or by electronic mail to the holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Series F 2015 Warrants, by the holder and any other Attribution Party since the date as of which the Reported Outstanding Share Number was reported.  In the event that the issuance of shares of Common Stock to the holder upon the exercise of this Warrant results in the holder and the other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding shares of Common Stock (as determined under Section 13(d) of the Exchange Act), the number of shares so issued by which the holder’s and the other Attribution Parties’ aggregate beneficial ownership exceeds the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and the holder shall not have the power to vote or to transfer the Excess Shares.  As soon as reasonably practicable after the issuance of the Excess Shares has been deemed null and void, the Company shall return to the holder the exercise price paid by the holder for the Excess Shares.  Upon delivery of a written notice to the Company, the holder may from time to time increase (with such increase not effective until the sixty-first (61st) day after delivery of such notice) or decrease the Maximum Percentage to any other percentage not in excess of 19.99% (except that such increased percentage may exceed 19.99% in the event that (x) the Company obtains the approval of its stockholders as required by the applicable rules of the NYSE MKT or, if applicable, the rules of the New York Stock Exchange or the NASDAQ Stock Market LLC (together “Eligible Markets”) for issuances of shares of Common Stock in excess of such amount or (y) the Company is not subject to rules of the NYSE MKT or any applicable Eligible Market limiting issuances of shares of Common Stock in excess of such amount) as specified in such notice; provided that (i) any such increase in the Maximum Percentage will not be effective until the sixty-first (61st)

day after such notice is delivered to the Company, and (ii) any such increase or decrease will apply only to the holder and the other Attribution Parties and not to any other holder of these Series F 2015 Warrants that is not an Attribution Party.  For purposes of clarity, the shares of Common Stock underlying this Warrant in excess of the Maximum Percentage shall not be deemed to be beneficially owned by the holder for any purpose, including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the Exchange Act.  The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 11 to the extent necessary to correct this paragraph or any portion of this paragraph which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 11 or to make changes or supplements necessary or desirable to properly give effect to such limitation.  The limitation as contained in this paragraph may not be waived and shall apply to a successor holder of this Warrant.

As used in this Warrant, “Attribution Parties” means, collectively, the following Persons and entities: [(i) QVT Fund IV LP, (ii) QVT Fund V LP, (iii) Quintessence Fund L.P., (iv) QVT Financial LP, (v) QVT Financial GP LLC, (vi) QVT Associates GP LLC,][(i) 667, L.P. (Account #1), (ii) 667, L.P. (Account #2), (iii) Baker Brothers Life Sciences, L.P., (iv) Baker Biotech Capital, L.P., (v) Baker Brothers Life Sciences Capital, L.P., (vi) 14159 Capital, L.P., (vii) 14159, L.P., (viii) Baker Bros. Capital, L.P., (ix) Baker Bros. Advisors LP , (x) Baker Bros. Investments II, L.P., (xi) Baker Brothers Advisors LP] and (vii) any other investment vehicle, including any other funds, feeder funds or managed accounts, currently, or from time to time after the Issuance Date, directly or indirectly managed or advised by [QVT Financial LP][Baker Brothers Advisors LP] or any of its Affiliates or principals, (viii) any direct or indirect Affiliates of the holder or any of the foregoing, (ix) any Person acting or who could be deemed to be acting as a Group together with the holder or any of the foregoing and (x) any other Persons whose beneficial ownership of the Company’s Common Stock would or could be aggregated with the holder’s and the other Attribution Parties for purposes of Section 13(d) of the Exchange Act.  For clarity, the purpose of the foregoing is to subject collectively the holder and all other Attribution Parties to the Maximum Percentage.

12.      Representations and Warranties.  The Company represents and warrants to the holder of this Warrant, on and as of the date hereof, and on each date of exercise or conversion of all or any portion of this Warrant, as follows:

(a) This Warrant has been duly authorized and executed by the Company and is a valid and binding obligation of the Company enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and the rules of law or principles at equity governing specific performance, injunctive relief and other equitable remedies.

(b) The Shares have been duly authorized and reserved for issuance by the Company and, when issued in accordance with the terms hereof, will be validly issued, fully paid and nonassessable and free from preemptive rights, taxes, liens and charges.

(c) A true and correct copy of the Company’s Certificate of Incorporation, as amended through the Date of Grant, has been provided to the holder (the “Charter”).  The rights, preferences, privileges and restrictions granted to or imposed upon the classes and series of the Company’s capital stock and the holders thereof are as set forth in the Charter.

(d) The execution and delivery of this Warrant are not, and the issuance of the Shares upon exercise of this Warrant in accordance with the terms hereof will not be, inconsistent with the Company’s Charter or by-laws, and do not and will not contravene in any material respect any law, governmental rule or regulation, judgment or order applicable to the Company.  Except as waived by named purchasers with respect to their certain rights under the Securities Purchase Agreement dated as of July 2, 2012 or the Securities Purchase Agreement dated December 23, 2014, as applicable, each such agreement between the Company and the purchasers specified therein, and under the warrants issued pursuant thereto, the execution and delivery of this Warrant do not and will not conflict with or contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other instrument of which the Company or any Subsidiary is a party or by which it or any Subsidiary is bound or require the consent or approval of, the giving of notice to, the registration or filing with or the taking of any action in respect of or by, any Federal, state or local government authority or agency or other Person, except for the filing of notices pursuant to federal and state securities laws and requirements of the NYSE MKT, which filings will be effected by the time required thereby.  “Subsidiary” means any corporation or other entity of which a majority of the outstanding equity securities entitled to vote for the election of directors or other governing body (otherwise than as the result of a default) is owned by the Company directly or indirectly.

(e) There are no actions, suits, audits, investigations or proceedings pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary in any court or before any governmental commission, board or authority which, if adversely determined, could reasonably be expected to have a material adverse effect on the ability of the Company to perform its obligations under this Warrant.

(f) The number of shares of Common Stock of the Company outstanding on the date hereof, on a fully diluted basis (assuming the conversion of all outstanding convertible securities and the exercise of all outstanding options and warrants), does not exceed 164,751,790 shares.

13. Modification and Waiver.  This Warrant and any provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the same is sought.

14. Notices.  Any notice, request, communication or other document required or permitted to be given or delivered to the holder hereof or the Company shall be delivered, or shall be sent by certified or registered mail, postage prepaid, to each such holder at its address as shown on the books of the Company or to the Company at the address indicated therefor on the signature page of this Warrant.

15. Binding Effect on Successors.  This Warrant shall be binding upon any entity succeeding the Company by merger or consolidation, and all of the obligations of the Company relating to the Shares shall survive the exercise, conversion and termination of this Warrant and all of the covenants and agreements of the Company shall inure to the benefit of the successors and assigns of the holder hereof.

16. Dispute Resolution.  In the case of a dispute as to the determination of the Warrant Price or the arithmetic calculation of the Warrant Shares, the Company shall submit the disputed determinations or arithmetic calculations via email or facsimile within two Trading Days of receipt of the notice of exercise giving rise to such dispute, as the case may be, to the holder.  If the holder and the Company are unable to agree upon such determination or calculation of the Warrant Price or the Warrant Shares within five Trading Days of such disputed determination or arithmetic calculation being submitted to the holder, then the Company shall, within two Trading Days submit via email or facsimile (a) the disputed determination of the Warrant Price to an independent, reputable investment bank selected by the Company and approved by the holder or (b) the disputed arithmetic calculation of the Warrant Shares to the Company’s independent, outside accountant.  The Company shall use reasonable best efforts to cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the holder of the results no later than 10 Trading Days from the time it receives the disputed determinations or calculations.  Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.  The expenses of the investment bank and accountant will be borne by the Company, unless the investment bank or accountant determines that the determination of the Warrant Price or the arithmetic calculation of the Warrant Shares by the Company was correct, in which case the expenses of the investment bank and accountant will be borne by the holder.

17. Lost Warrants or Stock Certificates.  The Company covenants to the holder hereof that, upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant or any stock certificate and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or in the case of any such mutilation upon surrender and cancellation of such Warrant or stock certificate, the Company will make and deliver a new Warrant or stock certificate, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant or stock certificate.

18. Descriptive Headings.  The descriptive headings of the various Sections of this Warrant are inserted for convenience only and do not constitute a part of this Warrant.  The language in this Warrant shall be construed as to its fair meaning without regard to which party drafted this Warrant.

19. Governing Law.  This Warrant shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Delaware.

20. Survival of Representations, Warranties and Agreements.  All representations and warranties of the Company and the holder hereof contained herein shall survive the Date of Grant, the exercise or conversion of this Warrant (or any part hereof) or the termination or expiration of rights hereunder.  All agreements of the Company and the holder hereof contained herein shall survive indefinitely until, by their respective terms, they are no longer operative.

21. Remedies.  In case any one or more of the covenants, representations and warranties or agreements contained in this Warrant shall have been breached, the holders hereof (in the case of a breach by the Company), or the Company (in the case of a breach by a holder), may proceed to protect and enforce their or its rights either by suit in equity and/or by action at law, including, but not limited to, an action for damages as a result of any such breach and/or an action for specific performance of any such covenant or agreement contained in this Warrant.

22. No Impairment of Rights.  The Company will not, by amendment of its Charter or through any other means, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holder of this Warrant against impairment.

23. Severability.  The invalidity or unenforceability of any provision of this Warrant in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction, or affect any other provision of this Warrant, which shall remain in full force and effect.

24. Recovery of Litigation Costs.  If any legal action or other proceeding is brought for the enforcement of this Warrant, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Warrant, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

25. Entire Agreement; Modification.  This Warrant constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and undertakings of the parties, whether oral or written, with respect to such subject matter.

[Remainder of page left intentionally blank. Signature page follows.]

The Company has caused this Warrant to be duly executed and delivered as of the Date of Grant specified above.

PALATIN TECHNOLOGIES, INC.

By: _______________________________
Name: _____________________________
Title: ______________________________
Address: 4B Cedar Brook Drive
Cranbury, NJ 0851

[SIGNATURE PAGE TO COMMON STOCK WARRANT]

EXHIBIT A
EXERCISE NOTICE
TO BE EXECUTED BY THE REGISTERED HOLDER TO EXERCISE THIS
SERIES F 2015 WARRANT TO PURCHASE COMMON STOCK
PALATIN TECHNOLOGIES, INC.

The undersigned holder hereby exercises the right to purchase __________________________ of the shares of Common Stock (“Warrant Shares”) of Palatin Technologies, Inc., a Delaware corporation (the “Company”), evidenced by the attached copy of the Warrant to Purchase Common Stock (the “Warrant”).  Capitalized terms used in this Exercise Notice and not otherwise defined shall have the respective meanings set forth in the Warrant.

1.           Form of Warrant Price.  The holder intends that payment of the Warrant Price shall be made as:

____________                                a “Cash Exercise” with respect to _________________ Warrant Shares; and/or

____________                                a “Cashless Exercise” in accordance with the terms of the Warrant in connection with the exercise of the Warrant for _______________ Warrant Shares.

2.           Payment of Warrant Price.  In the event that the holder has elected a Cash Exercise with respect to some or all of the Warrant Shares to be issued pursuant to this Exercise Notice and the Warrant, the holder shall pay the aggregate Warrant Price in the sum of $___________________ to the Company in accordance with the terms of the Warrant.

3.           Delivery of Warrant Shares.  The Company shall deliver to the holder Warrant Shares in accordance with the terms of the Warrant.

4.           Representations and Warranties.  By its delivery of this Exercise Notice, the undersigned represents and warrants to the Company that in giving effect to the exercise evidenced hereby the holder, together with all Attribution Parties, will not beneficially own in excess of the number of shares of Common Stock (determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended) permitted to be owned under Section 2(d) of this Warrant to which this notice relates.

5.           Number of Shares.  The total number of shares of Common Stock currently held by the holder, including all Attribution Parties is, as of the date hereof and after giving effect to the exercise evidenced hereby, ________________.

Date: _________________, 20___.

                                                                           [Name of Registered Holder]

By:           _____________________________
Name:       _____________________________
Title:         _____________________________

ACKNOWLEDGMENT

The Company hereby acknowledges this Exercise Notice.

Palatin Technologies, Inc.

By:           _____________________________
Name:       _____________________________

Title:          _____________________________